Exhibit 99.1

JetPay® Corporation Announces Second Quarter 2014 Financial Results

Berwyn, PA – August 15, 2014 – JetPay® Corporation (“JetPay” or the “Company”) (NASDAQ: “JTPY”) announced financial results for the second quarter ended June 30, 2014.

Key Highlights for the Second Quarter 2014

•	Revenues were up 6.0% to $7.73 million for the three months ended June 30, 2014 as compared to $7.29 million for the same period in 2013, and up 6.1% to $15.90 million for the six months ended June 30, 2014 as compared to $14.98 million for the same period in 2013.

•	Gross profit increased 10.4% to $3.0 million, or 39% of reported revenues, for the three months ended June 30, 2014, up from $2.7 million, or 37% of reported revenues, for the three months ended June 30, 2013.

•	Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) adjusted for non-recurring and non-cash items (“adjusted EBITDA”) - (see reconciliation of operating (loss) income to EBITDA and adjusted EBITDA below) was $500,000 for the three months ended June 30, 2014 and $1.48 million for the six months ended June 30, 2014. Adjusted EBITDA for the three months ended June 30, 2014 of $500,000 was 6.5% of revenues as compared to adjusted EBITDA for the three months ended June 30, 2013 of $795,000 or 10.9% of revenues. The decrease in adjusted EBITDA in the current period was directly related to the Company’s investment in significantly expanding its marketing efforts and its professional sales team, including the addition of experienced national sales directors in both the Company’s Payment Services operations and its Payroll Services operations. As previously disclosed, the Company also made investments in its technology platform and new products and services, such as its recently launched MAC prepaid Visa® card, its Payroll Services’ Workforce Today™ human resource management product, and enhancements to its credit and debit card processing platform.

•	The ratio of our total debt to total capitalization, which consists of total debt of $18.8 million and convertible preferred stock and stockholders’ equity totaling $36.8 million, was 34% at June 30, 2014.

•	JetPay signed a Securities Purchase agreement with an affiliate of Wellington pursuant to which the Company agreed to sell to Wellington, upon the satisfaction of certain conditions, up to 9,000 shares of Series A-1 Convertible Preferred Stock, par value $0.001 (“Series A-1 Preferred”) for an aggregate purchase price of up to $2.7 million. On May 5, 2014, the Company issued 2,565 shares of Series A-1 Preferred to Wellington for proceeds of $744,500, net of certain agreed-upon reimbursable expenses of Wellington.

•	JetPay announced the introduction of its JetPay Payroll Services division’s comprehensive, fully-operational, cloud-based human resource (HR) management system -- WorkForce Today™. WorkForce Today™ combines the newest technology with time-tested tools for managing customers’ greatest assets, their employees, to integrate with JetPay Payroll Services’ well-established payroll and payroll tax processing services. The system offers mid-sized businesses the same tracking and reporting tools used by large corporations and offers large corporations a user-friendly, comprehensive system to manage their entire workforce.

Bipin C. Shah, Chairman and CEO of JetPay Corporation, stated: “I continue to be encouraged by the growth we are seeing in the new customers we are bringing to our Payments and Payroll processing platforms and the positive growth in gross profits year over year. I am also pleased with our positive cash flow exclusive of the non-recurring expenses we have incurred as we continue to resolve open litigation. These cash flow results are especially positive considering the significant investments we are making in expanding our professional sales organization and our investments in our technology platforms and professionals.” Mr. Shah further commented, “In addition to maintaining our strength in the card-not-present processing market, I am excited about the new products and services our team is bringing to the marketplace. I am confident that these products and services will differentiate us from other payment companies and strengthen the recognition and value of our JetPay name. In addition to our organic growth, I am also excited about our progress in searching for accretive acquisition partners that would complement or extend our current products and services as well as our geographic reach to accelerate our growth.”

Financial Results, Second Quarter of 2014 Compared to Second Quarter of 2013

Revenues were $7.73 million for the three months ended June 30, 2014 as compared to $7.29 million for the same period in 2013, representing an increase of $434,000, or 6.0%. Revenues for JetPay’s Payroll Services division increased $120,000, or 4.1%, for the three months ended June 30, 2014 as compared to the same period in 2013. This increase is directly related to a rate increase implemented in mid-2013 and net growth in the volume of payroll and related payroll taxes processed. Revenues for JetPay’s Payment Services division increased $313,000, or 7.2%, for the three months ended June 30, 2014 compared to the same period in 2013, primarily due to a change in accounting for reporting certain processing revenues in June 2013 as a result of a transfer of its processing to a new sponsoring bank and growth from new and existing merchant and ISO customers.

Operating loss for the three months ended June 30, 2014 was $(1.07) million, compared to an operating loss of $(364,000) for the same period in 2013. Operating loss is net of depreciation and amortization expense of $663,000 for each of the three months ended June 30, 2014 and 2013. The increase in the operating loss was attributable to an increase in selling, general, and administrative (“SG&A”) expenses of $866,000 which included non-recurring legal settlement costs of $482,000 and a non-cash loss on the disposal of fixed assets of $237,000. The increase in SG&A expenses included an investment in personnel in our sales and technology areas, professional fees incurred in defending the EarlyBirdCapital dispute and in resolving open litigation, $88,000 of non-cash stock-based compensation expense, and $112,000 of start-up expenses relating to the Company’s new Card Services division.

Net loss for the three months ended June 30, 2014 was $(2.3) million, or a net loss applicable to common stockholders of $(2.9) million after accretion of convertible preferred stock of $538,000, a loss per share applicable to common stockholders of $(0.25) per share, compared to a net loss of approximately $(1.7) million, or a loss of $(0.14) per share, for the three months ended June 30, 2013. The increase in net loss was directly related to the increase in SG&A expenses, including the non-recurring items noted above. Net loss includes non-cash amortization of deferred financing costs, debt discounts and conversion options of $952,000 and $956,000 for the three months ended June 30, 2014 and 2013, respectively.

Financial Results, First Six Months of 2014 Compared to the First Six Months of 2013

Revenues were $15.90 million for the six months ended June 30, 2014 as compared to $14.98 million for the same period in 2013, representing an increase of $914,000, or 6.1%. Revenues for JetPay’s Payroll Services division increased $248,000, or 3.9%, for the six months ended June 30, 2014 as compared to the same period in 2013. This increase is directly related to a rate increase implemented in mid-2013 and net growth in the volume of payroll and related payroll taxes processed. Revenues for JetPay’s Payment Services division increased $665,000, or 7.7%, for the six months ended June 30, 2014 compared to the same period in 2013, primarily due to a change in accounting for reporting certain processing revenues in June 2013 as a result of a transfer of its processing to a new sponsoring bank and growth from new and existing merchant and ISO customers.

Operating loss for the six months ended June 30, 2014 was $(1.03) million, compared to operating income of $482,000 for the same period in 2013. Operating (loss) income is after subtracting depreciation and amortization expense of $1.3 million in each of the six months ended June 30, 2014 and 2013. The decrease in the operating income was attributable to an increase in SG&A expenses of $1.2 million, which included non-recurring legal settlement costs of $482,000 and a non-cash loss on the disposal of fixed assets of $237,000. The increase in SG&A expenses also included an investment in personnel in our sales and technology areas, $168,000 of non-cash stock-based compensation expense, and $268,000 of start-up expenses relating to the Company’s new Card Services division.

Net loss for the six months ended June 30, 2014 was approximately $(3.8) million, or a net loss applicable to common stockholders of $(4.8) million after accretion of convertible preferred stock of $1.05 million, a loss per share applicable to common stockholders of $(0.41) per share, compared to a net (loss) of $(767,000), or a loss of $(0.07) per share, for the six months ended June 30, 2013. The increase in net loss was directly related to the increase in SG&A expenses, including the non-routine items noted above and a benefit in 2013 from a non-cash favorable change in the fair value of a derivative liability of $1.66 million. Net loss also includes non-cash amortization of deferred financing costs, debt discounts and conversion options of $1.88 million and $1.73 million for the six months ended June 30, 2014 and 2013, respectively.

About JetPay Corporation

JetPay Corporation, based in Berwyn, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing and other financial transactions. JetPay provides a one vendor solution for payment services, debit and credit card processing, ACH services, and payroll and tax processing needs for businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company’s vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpaycorporation.com, www.jetpay.com, or www.jetpaypayroll.com, for more information on what JetPay has to offer or call (800) 834-4405.

Non-GAAP Financial Measures

This press release includes EBITDA and adjusted EBITDA, non-GAAP financial measures, as defined in Regulation G of the Securities and Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with financial measures it uses in the management of its business. The Company defines EBITDA as operating income, before interest, taxes, depreciation, amortization of intangibles, and non-cash changes in the fair value of contingent consideration liability. The Company defines adjusted EBITDA as EBITDA, as defined above, plus certain non-recurring items, including certain legal costs for non-repetitive matters, legal settlement costs, non-cash stock option costs, and non-cash losses on the disposal of fixes assets. These measures may not be comparable to similarly titled measures reported by other companies. Management uses operating EBITDA and adjusted EBITDA as indicators of the Company’s operating performance and ability to fund acquisitions, capital expenditures and other investments and, in the absence of refinancing options, to repay debt obligations. Management believes operating EBITDA and adjusted EBITDA are helpful to investors in evaluating the Company’s operating performance because non-cash costs and other items that management believes are not indicative of its results of operations are excluded. EBITDA and adjusted EBITDA are supplemental non-GAAP measures, which have limitations as an analytical tool. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. For a description of our use of EBITDA and adjusted EBITDA and a reconciliation of EBITDA and adjusted EBITDA to operating (loss) income, see the section of this press release titled “EBITDA and adjusted EBITDA Reconciliation.”

EBITDA and adjusted EBITDA Reconciliation

(000’s omitted)	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating (loss) income	$(1,070)	$(364)	$(1,027)	$482
Change in fair value of contingent consideration liability	(8)	(130)	(8)	(580)
Amortization of intangibles	560	560	1,120	1,120
Depreciation	103	103	206	199

EBITDA	$(415)	$169	$291	$1,221

Legal fees for non-repetitive matters	108	626	298	1,089
Legal settlement costs	482	-	482	-
Non-cash stock option costs	88	-	168	-
Non-cash loss on disposal of fixed asset	237	-	237	-

Adjusted EBITDA	$500	$795	$1,476	$2,310

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, those described under the heading “Risk Factors” in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2013, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K.

JetPay cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward- looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

JetPay Corporation	-or-	JetPay Corporation
Peter Davidson, Vice Chairman		Joan Wurzel, Senior Vice President
Chief Marketing Officer		Director of Corporate Communications
(484) 324-7980		(610) 747-0256
Peter.Davidson@jetpaycorp.com		Joan.Wurzel@jetpaycorp.com

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JetPay Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share information)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013

Processing revenues	$7,726	$7,292	$15,895	$14,981
Cost of processing revenues	4,733	4,581	9,421	8,765

Gross profit	2,993	2,711	6,474	6,216

Selling, general and administrative expenses	3,408	2,542	6,183	4,995
Change in fair value of contingent consideration liability	(8)	(130)	(8)	(580)
Amortization of intangibles	560	560	1,120	1,120
Depreciation	103	103	206	199

Operating (loss) income	(1,070)	(364)	(1,027)	482

Other expenses (income)
Interest expense	409	556	815	1,121
Amortization of deferred financing costs, debt discounts and conversion options	952	956	1,875	1,731
Change in fair value of derivative liability	(110)	(255)	(60)	(1,660)
Other income	(2)	-	(4)	(1)

Loss before income taxes	(2,319)	(1,621)	(3,653)	(709)

Income tax expense	52	31	104	58

Net loss	(2,371)	(1,652)	(3,757)	(767)
Accretion of convertible preferred stock	(538)	-	(1,047)	-

Net loss applicable to common stockholders	$(2,909)	$(1,652)	$(4,804)	$(767)

Basic and diluted loss per share applicable to common stockholders	$(0.25)	$(0.14)	$(0.41)	$(0.07)

Weighted average shares outstanding:
Basic and diluted	11,852,834	11,526,346	11,692,329	11,522,740

JetPay Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share and par value information)

	June 30, 2014	December 31, 2013
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$4,117	$4,799
Restricted cash	169	121
Accounts receivable, less allowance for doubtful accounts	1,320	2,089
Settlement processing assets	13,171	18,876
Prepaid expenses and other current assets	697	614
Current assets before funds held for clients	19,474	26,499
Funds held for clients	48,112	32,521
Total current assets	67,586	59,020
Property and equipment, net	1,086	1,252
Goodwill	31,166	31,166
Identifiable intangible assets, net	21,691	22,811
Deferred financing costs, net	1,210	2,335
Other assets	4,906	5,151
Total assets	$127,645	$121,735

LIABILITIES
Current liabilities:
Current portion of long-term debt and capital lease obligation	$11,259	$10,674
Accounts payable and accrued expenses	8,898	12,154
Settlement processing liabilities	12,301	18,140
Deferred revenue, derivative liability and other current liabilities	2,467	2,605
Current liabilities before client fund obligations	34,925	43,573
Client fund obligations	48,112	32,521
Total current liabilities	83,037	76,094
Long-term debt and capital lease obligation, net of current portion	7,582	8,071
Deferred income taxes	239	239
Other liabilities	22	109
Total liabilities	90,880	84,513

Commitments and Contingencies

Redeemable Convertible Preferred Stock	11,394	8,221

Stockholders’ Equity	25,371	29,001
Total Liabilities and Stockholders’ Equity	$127,645	$121,735